EXECUTION COPY

MASTER PURCHASE AND SALE AGREEMENT
AMONG
THE HERTZ CORPORATION,
as Transferor
HERTZ GENERAL INTEREST LLC,
as a Transferor
HERTZ VEHICLE FINANCING LLC,
as a Transferor
AND
THE NEW TRANSFERORS PARTY HERETO FROM TIME TO TIME,
each as a Transferor
Dated as of November 25, 2013

i

THIS MASTER PURCHASE AND SALE AGREEMENT (as amended, supplemented, restated and otherwise modified from time to time, this “Agreement”) is made as of this 25th day of November, 2013, by and among THE HERTZ CORPORATION, a Delaware corporation (“Hertz), HERTZ GENERAL INTEREST LLC, a Delaware limited liability company (“HGI”), HERTZ VEHICLE FINANCING LLC, a Delaware limited liability company (“HVF”) and each Permitted Transferor that from time to time executes a Transferor Supplement substantially in the form of Annex A hereto as a New Transferor pursuant to Article VI hereof (each, a “New Transferor”, and together with HGI, HVF and Hertz, each in their respective capacities as transferors, the “Transferors”).
RECITALS
WHEREAS, Hertz and certain of its affiliates require passenger automobiles, vans and light-duty trucks (“MPSA Vehicles”) in their respective businesses;
WHEREAS, from time to time, certain Transferors may desire to purchase MPSA Vehicles from manufacturers, dealers, auctions or otherwise;
WHEREAS, from time to time, certain Transferors may desire to purchase MPSA Vehicles from certain other Transferors and such other Transferors may desire to sell such MPSA Vehicles; and
NOW, THEREFORE, in consideration of the foregoing premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
AGREEMENT

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION
Section 1.01.    Definitions. As used herein, the following terms shall have the following meanings:
“Affiliate” means, with respect to any specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, “control” means the power to direct the management and policies of a Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and “controlled” and “controlling” have meanings correlative to the foregoing.
“Affiliate Joinder” has the meaning set forth in Section 6.01.
“Authorized Officer” means, with respect to any Transferor, any of the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of such Transferor.
“Base Indenture” means that certain Fourth Amended and Restated Base Indenture, dated as of November 25, 2013, by and between HVF, as issuer, and the Trustee.
“Basic Purchase Order Terms” means, collectively, the following terms specified by a Buyer in each Purchase Order pursuant to Section 2.03:
(a) a list of the MPSA Vehicles to be purchased, including the make, model, model year, VIN and quantity of such MPSA Vehicles;
(b) the purchase price to be paid for each such MPSA Vehicle and the due date for payment of such purchase price; and
(c) the requested effective date of sale of each such MPSA Vehicle if different from the due date for payment of the purchase price for such MPSA Vehicle.
“Blackbook Guide” means the Black Book Official Finance/Lease Guide.
“Business Day” means any day other than a Saturday, Sunday or other day on which banks are authorized or required by law to be closed in New York City, New York.
“Buyer” means, with respect to any Purchase Order or Individual Transaction, the Transferor initiating such Purchase Order or acting in the capacity as buyer with respect to such Individual Transaction, as applicable.
“Certificate of Title” means, with respect to each MPSA Vehicle, the certificate of title or similar evidence of ownership applicable to such MPSA Vehicle duly issued in accordance with the certificate of title act or other applicable statute of the jurisdiction applicable to such MPSA Vehicle.

“Code” means the Internal Revenue Code of 1986.
“Collateral Agency Agreement” means the Fourth Amended and Restated Collateral Agency Agreement, dated as of November 25, 2013, among HVF, as grantor, HGI, as grantor, DTG Operations, Inc., as grantor, Hertz, as grantor and collateral servicer, the Collateral Agent, and those various “Additional Grantors”, “Financing Sources” and “Beneficiaries” from time to time party thereto.
“Collateral Agent” means The Bank of New York Mellon Trust Company, N.A., in its capacity as collateral agent under the Collateral Agency Agreement and any successor thereto or permitted assign in such capacity thereunder.
“Contractual Obligation” means, with respect to any Person, any provision of any security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any material portion of its properties is bound or to which it or any material portion of its properties is subject.
“Delivery Location” means, with respect to any MPSA Vehicle, the location for delivery of such MPSA Vehicle specified in the Purchase Order for such MPSA Vehicle.
“Determination Date” means the date five (5) Business Days prior to each Payment Date.
“FleetCo SPV” means any of (i) HVF, (ii) HGI and (iii) any Permitted Transferor designated as a “FleetCo SPV” pursuant to the Affiliate Joinder by which such Permitted Transferor has become a New Transferor pursuant to Section 6.01.
“Former Affiliate Transferor” has the meaning set forth in Section 7.13(a).
“Former Affiliate Transferor Effective Time” has the meaning as set forth in Section 7.13(a).
“GAAP” means the generally accepted accounting principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors and successors from time to time.
“GAAP NBV” means the net book value of a vehicle, as determined in accordance with GAAP.
“Governmental Approval” means any consent, approval, waiver, license or authorization with any Governmental Authority pursuant to applicable laws.
“Governmental Authority” means any Federal, state, local or foreign court or governmental department, commission, board, bureau, agency, authority, instrumentality or regulatory body.
“Grantor” has the meaning set forth in the Collateral Agency Agreement.
“Hertz” has the meaning set forth in the Preamble.

“HGI” has the meaning set forth in the Preamble.
“HVF” has the meaning set forth in the Preamble.
“Individual Transaction” means any Purchase Order that has been accepted by the Seller with respect thereto pursuant to Section 2.04.
“Inspection Period” has the meaning set forth in Section 2.07.
“Lien” means, when used with respect to any Person, any interest in any real or personal property, asset or other right held, owned or being purchased or acquired by such Person that secures payment or performance of any obligation, and shall include any mortgage, lien, pledge, encumbrance, charge, retained security title of a conditional vendor or lessor, or other security interest of any kind, whether arising under a security agreement, mortgage, lease, deed of trust, chattel mortgage, assignment, pledge, retention or security title, financing or similar statement, or notice or arising as a matter of law, judicial process or otherwise; provided that, the foregoing shall not include, as of any date of determination, any interest in or right with respect to any passenger automobile, van or light-duty truck that is being rented (as of such date) to any third-party customer of Hertz or any Affiliate thereof, which interest or right secures payment or performance of any obligation of such third-party customer.
“Market Value” means, with respect to each MPSA Vehicle and with respect to any Transferor, as of any date of determination during a calendar month:

(a)	if the Market Value Procedures have been completed for such month by or on behalf of such Transferor, then

(i)	the Monthly NADA Mark, if any, for such MPSA Vehicle obtained in such calendar month in accordance with such Market Value Procedures;

(ii)
if, pursuant to the Market Value Procedures, no Monthly NADA Mark for such MPSA Vehicle was obtained by such Transferor in such calendar month, then the Monthly Blackbook Mark, if any, for such MPSA Vehicle obtained in such calendar month in accordance with such Market Value Procedures; and

(iii)
if, pursuant to the Market Value Procedures, neither a Monthly NADA Mark nor a Monthly Blackbook Mark for such MPSA Vehicle was obtained for such calendar month, then the Transferor’s reasonable estimation of the fair market value of such MPSA Vehicle as of such date of determination; and

(b)	until the Market Value Procedures have been completed for such calendar month:

(i)
the Market Value obtained by or on behalf of such Transferor in the immediately preceding calendar month, in accordance with the Market Value Procedures for such immediately preceding calendar month, and

v

(ii)
if no Market Value was obtained in the immediately preceding calendar month in accordance with the Market Value Procedures for such immediately preceding calendar month, then such Transferor’s reasonable estimation of the fair market value of such MPSA Vehicle as of such date of determination.

“Market Value Procedures” means, with respect to each calendar month and each MPSA Vehicle, on or prior to the Determination Date for such calendar month:

(a)	each Transferor shall make one attempt or cause one attempt to be made to obtain a Monthly NADA Mark for each MPSA Vehicle as of the first day of such calendar month, and

(b)
if no Monthly NADA Mark was obtained for any such MPSA Vehicle described in clause (a) above upon such attempt, then such Transferor shall make one attempt or cause one attempt to be made to obtain a Monthly Blackbook Mark for any such MPSA Vehicle.

“Material Adverse Effect” means, with respect to any occurrence, event or condition applicable to any Transferor:
1.a material adverse effect on the ability of such Transferor to perform its obligations hereunder;
2.    a material adverse effect on such Transferor’s ownership interest or beneficial ownership interest, as applicable, in the MPSA Vehicles with respect to which such Transferor is the owner or putative beneficial owner or on such Transferor’s ability to grant a Lien on the MPSA Vehicle with respect to which such Transferor is the owner or putative beneficial owner; provided that, for the avoidance of doubt, with respect to any transaction hereunder that purports to transfer beneficial ownership in any MPSA Vehicle from one Transferor to another, such putative transfer of beneficial ownership shall not be deemed or construed to have a Material Adverse Effect with respect to such Transferor’s interest in such MPSA Vehicle; or
3.    a material adverse effect on (A) the validity or enforceability of this Agreement with respect to such Transferor or (B) the validity, perfection or priority of any Lien granted by such Transferor or such Transferor’s interest in the MPSA Vehicles with respect to which such Transferor is the owner or putative beneficial owner (other than in an immaterial portion of the MPSA Vehicles with respect to which such Transferor is the owner or putative beneficial owner), other than, in each case, a material adverse effect on any such priority arising due to the existence of an MPSA Permitted Lien.
“Monthly Blackbook Mark” means, with respect to any MPSA Vehicle, as of any date Blackbook obtains market values that it intends to return to the related Transferor, the market value of such MPSA Vehicle for the model class and model year of such MPSA Vehicle based on the average equipment and the average mileage of each MPSA Vehicle of such model class and model year, as quoted in the Blackbook Guide most recently available as of such date.

“Monthly NADA Mark” means, with respect to any MPSA Vehicle, as of any date NADA obtains market values that it intends to return to the related Transferor, the market value of such MPSA Vehicle for the model class and model year of such MPSA Vehicle based on the average equipment and the average mileage of each MPSA Vehicle of such model class and model year, as quoted in the NADA Guide most recently available as of such date.
“MPSA Permitted Liens” means, with respect to each Transferor (i) Liens for current taxes not delinquent or for taxes being contested in good faith and by appropriate proceedings, and with respect to which adequate reserves have been established, and are being maintained, in accordance with GAAP, (ii) mechanics’, materialmen’s, landlords’, warehousemen’s and carriers’ Liens, and other Liens imposed by law, securing obligations that are not more than thirty days past due or are being contested in good faith and by appropriate proceedings and with respect to which adequate reserves have been established, and are being maintained, in accordance with GAAP, and (iii) the MPSA Permitted Liens specified for such Transferor as a Buyer in the Transferor-Specific Conditions.
“MPSA Vehicle” has the meaning set forth in the Recitals.
“NADA Guide” means the National Automobile Dealers Association, Official Used Car Guide, Eastern Edition.
“New Transferor” has the meaning set forth in the Preamble.
“Nominee” means Hertz Vehicles LLC, as nominee titleholder pursuant to the Nominee Agreement, and any successor thereto.
“Nominee Agreement” means the Third Amended and Restated Vehicle Title Nominee Agreement, dated as of November 25, 2013, by and among Hertz Vehicles LLC, HVF, HGI, the Collateral Agent, and those various “New Nominating Parties” from time to time party thereto.
“Nonconforming Vehicle” means any MPSA Vehicle identified in a Purchase Order that does not conform in all material respects to the Basic Purchase Order Terms with respect to such MPSA Vehicle.
“Officer's Certificate” means, with respect to any Transferor, a certificate signed by an Authorized Officer of such Transferor.
“OpCo Transferor” means any Transferor that is not a FleetCo SPV.
“Payment Date” means the 25th day of each calendar month, or if such date is not a Business Day, the next succeeding Business Day, commencing on December 26, 2013.
“Permitted Transferor” has the meaning set forth in Section 6.01.
“Person” means any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company, joint stock company, corporation, trust, unincorporated organization or Governmental Authority.

“Purchase Order” means a purchase order of a Buyer for vehicles submitted to a Seller hereunder, including all terms and conditions attached to, or incorporated into, such purchase order.
“Purchase Price” means, with respect to any MPSA Vehicle, the purchase price for such MPSA Vehicle as set forth in the Purchase Order for such MPSA Vehicle.
“QI SPV” means any of (i) Hertz Car Exchange Inc., a Delaware corporation and (ii) any Person both (a) satisfying the requirements for a “qualified intermediary” within the meaning of Section 1031 of the Code and the regulations thereunder and (b) acting in such capacity as a “qualified intermediary” with respect to like-kind exchanges (within the meaning of the Code) of Hertz.
“Requirements of Law” means, with respect to any Person or any of its property, the certificate of incorporation or articles of association and by-laws, limited liability company agreement, partnership agreement or other organizational or governing documents of such Person or any of its property, and any law, treaty, rule or regulation, or determination of any arbitrator or Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, whether Federal, state or local.
“Resigning Transferor” has the meaning set forth in Section 7.13(b).
“Resigning Transferor Effective Time” has the meaning set forth in Section 7.13(b).
“Seller” means, with respect to any Purchase Order or Individual Transaction, the Transferor receiving such Purchase Order or acting in the capacity as seller with respect to such Individual Transaction, as applicable.
“Transfer Date” means, with respect to each MPSA Vehicle, the earlier of the delivery date and the date the Purchase Price is paid, in each case for such MPSA Vehicle.
“Transferor Resignation Notice” has the meaning set forth in Section 7.13(b).
“Transferors” has the meaning set forth in the Preamble.
“Transferor-Specific Conditions” means (i) with respect to each Transferor other than any New Transferor, the “Transferor-Specific Conditions” applicable to such Transferor as set forth on Schedule I hereto and (ii) with respect to each New Transferor, the “Transferor-Specific Conditions” set forth in such New Transferor’s Affiliate Joinder.
“Trustee” means, The Bank of New York Mellon Trust Company, N.A., as trustee under the Base Indenture and any related series supplement, or any successor trustee thereunder.
“VIN” means, with respect to each MPSA Vehicle, the vehicle identification number for such MPSA Vehicle.
Section 1.02.    Rules of Construction. In this Agreement, including the preamble, recitals, attachments, annexes, exhibits and joinders hereto, unless the context otherwise requires:

i.	the singular includes the plural and vice versa;

ii.
references to an agreement or document shall include the preamble, recitals, all attachments, schedules, annexes, exhibits and joinders to such agreement or document, and are to such agreement or document (including all such attachments, schedules, annexes, exhibits and joinders to such agreement or document) as amended, supplemented, restated and otherwise modified from time to time and to any successor or replacement agreement or document, as applicable (unless otherwise stated);reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to any Person in a particular capacity only refers to such Person in such capacity;

iii.	reference to any gender includes the other gender;

iv.	reference to any Requirements of Law means such Requirements of Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time;

v.	“including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

vi.	with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;

vii.	references to sections of the Code also refer to any successor sections;

viii.	unless otherwise specified, “titling” will be deemed to include the acts of registering a vehicle, including the registering of the license plates of a vehicle; and

ix.	the language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party.
ARTICLE II

PURCHASE AND SALE
Section 2.01.    General. Subject to the terms and conditions of this Agreement, each Transferor shall, on a non-exclusive basis, sell to any other Transferor, and each Transferor shall, on a non-exclusive basis, purchase from any other Transferor, MPSA Vehicles specified in one or more Purchase Orders.
Section 2.02.    No Minimums. Each party hereto agrees that no Transferor is obligated to purchase or sell any minimum quantities of MPSA Vehicles from or to any other Transferor hereunder.

Section 2.03.    Purchase Orders. Each Buyer shall submit its Purchase Orders to the Seller selected by such Buyer in written form via facsimile, e-mail or US mail, and cause all such Purchase Orders to contain the Basic Purchase Order Terms and specify any MPSA Permitted Liens, in each case for each MPSA Vehicle described in such Purchase Order. With respect to any Buyer submitting a Purchase Order, by submitting such Purchase Order to a Seller, such Buyer makes an offer to the applicable Seller to purchase from such Seller the MPSA Vehicles specified in such Purchase Order pursuant to the terms and conditions of this Agreement, including the Basic Purchase Order Terms applicable to such Purchase Order, and on no other terms. Any variations made to the terms and conditions of this Agreement by any Buyer in any Purchase Order (other than the specification of the Basic Purchase Order Terms) shall be void and have no effect.
Section 2.04.    Seller’s Right to Accept or Reject Purchase Order. Each Seller shall have the right, in its sole discretion, to accept or reject any Purchase Order submitted to it by a Buyer. Any such rejection by Seller must be made in writing delivered to the applicable Buyer within five (5) calendar days following such Seller’s receipt of such Purchase Order; provided that, if Seller shall have received and accepted payment of the Purchase Price for such Purchase Order (which may be evidenced by a failure to reject or immediately return funds received in respect of such Purchase Price), the Seller shall be deemed to have accepted such Purchase Order. For the avoidance of doubt, the acceptance of the Purchase Price by the Seller pursuant to this Section 2.04 shall not constitute a waiver of any of the conditions precedent to each Individual Transaction set forth in Section 3.01. No Purchase Order shall be binding on any Seller unless accepted by such Seller as provided in this Agreement.
Section 2.05.    Cancellation of Individual Transactions.
(a)    With respect to any Individual Transaction, between any Buyer and any Seller, such Seller, in its sole discretion, without liability or penalty, may cancel any such Individual Transaction, in whole or in part, if such Seller reasonably determines that such Buyer is in violation of its payment obligations to such Seller hereunder or is otherwise in material breach of this Agreement.
(b)    With respect to any Purchase Order submitted by any Buyer to any Seller, prior to such Seller’s acceptance of such Purchase Order pursuant to Section 2.04, such Buyer shall have the right to cancel such Purchase Order, in whole or in part.
Section 2.06.    Shipment and Delivery. Unless otherwise expressly agreed to in writing by Buyer and Seller with respect to any Individual Transaction, such Seller shall deliver or cause to be delivered the MPSA Vehicles included in such Individual Transaction to the applicable Delivery Location(s) specified in the related Purchase Order (or at such other delivery location that may be agreed upon by such Buyer and such Seller), using, or causing to be used, any reasonable means or method for delivering such MPSA Vehicles.
Section 2.07.    Inspection and Rejection. With respect to any MPSA Vehicle included in any Individual Transaction between a Buyer and a Seller, such Buyer shall have the right to inspect such MPSA Vehicle within five (5) calendar days of delivery of such MPSA Vehicle (“Inspection Period”) and either accept or, if such MPSA Vehicle is a Nonconforming Vehicle, reject such MPSA Vehicle; provided that, if such Buyer has not notified such Seller in writing that such MPSA Vehicle

x

is a Nonconforming Vehicle during the Inspection Period, then such Buyer shall be deemed to have accepted such MPSA Vehicle. If such Buyer timely notifies such Seller that such MPSA Vehicle is a Nonconforming Vehicle and such Buyer has furnished such documentation or other written evidence, if any, as is reasonably requested by such Seller to show that such MPSA Vehicle is a Nonconforming Vehicle, then such Seller shall refund such Buyer the Purchase Price for such Nonconforming Vehicle, together with all shipping and handling expenses incurred by such Buyer in connection therewith.
EACH BUYER ACKNOWLEDGES AND AGREES THAT THE REMEDIES SET FORTH IN THIS SECTION 2.07 ARE SUCH BUYER’S EXCLUSIVE REMEDIES FOR THE DELIVERY OF NONCONFORMING VEHICLES.
Section 2.08.    Limited Right of Return. Except as provided under Section 2.07, no Buyer shall have any right to return any MPSA Vehicle purchased under this Agreement to the Seller thereof; provided that, for the avoidance of doubt, with respect to any purchase of any MPSA Vehicle by any Buyer from any Seller hereunder, this Section 2.08 shall not be construed to prohibit such Buyer from subsequently (then acting in the capacity as a “Seller” hereunder) selling such MPSA Vehicle to such Seller (then acting in the capacity as a “Buyer” hereunder).
Section 2.09.    Title. With respect to any Individual Transaction between any Buyer and any Seller, legal title to each MPSA Vehicle ordered under such Individual Transaction shall pass to such Buyer upon receipt of the Purchase Price with respect to such MPSA Vehicle by the Seller thereof and satisfaction of the conditions precedent set forth in Section 3.01 with respect to such MPSA Vehicle and such Buyer and Seller, and upon such Seller’s acceptance of the Purchase Price with respect to such MPSA Vehicle and such conditions precedent have been satisfied, the Seller shall deliver the Certificate of Title with respect to each MPSA Vehicle under such Individual Transaction to or at the direction of the Buyer.
Section 2.10.    Purchase Price. With respect to any Individual Transaction between any Buyer and any Seller, such Buyer shall purchase the MPSA Vehicles ordered under such Individual Transaction from such Seller in accordance with the Transferor-Specific Conditions, if any, applicable to such Buyer and such Seller with respect to the establishment of the Purchase Price with respect to such MPSA Vehicles.
Section 2.11.    Shipping Charges, Insurance and Taxes. With respect to any Individual Transaction between any Buyer and any Seller, such Buyer shall pay to or at the direction of such Seller all applicable costs and expenses of freight, packing, handling, storage, shipment and delivery and all sales and use tax, if any, to the extent the same have not been included in the Purchase Price paid by such Buyer to or at the direction of such Seller with respect to the MPSA Vehicles included in such Individual Transaction.
ARTICLE III

CONDITIONS PRECEDENT
With respect to each Individual Transaction between any Buyer and any Seller, each such Individual Transaction shall be subject to the satisfaction of each of the following conditions:
(a)    The representations and warranties contained in Section 4.01 with respect to such Buyer and such Seller are correct on and as of the effective date of such sale under such Individual Transaction;
(b)    This Agreement has been duly authorized by such Buyer and such Seller, and all necessary corporate action has been taken and all necessary Governmental Approvals, if any, have been obtained with respect to this Agreement by such Buyer and such Seller, except to the extent that the failure to obtain any such Governmental Approval is not reasonably likely to result in a Material Adverse Effect;
(c)    Such Seller shall have notified such Buyer in writing of the odometer reading (immediately prior to delivery) with respect to each MPSA Vehicle included in such Individual Transaction;
(d)    Each Transferor-Specific Condition related to purchases with respect to such Buyer; and
(e)    Each Transferor-Specific Condition related to sales with respect to such Seller.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
Section 4.01.    General. As of the date hereof (solely with respect to clauses (a) through (e) below), and with respect to each Individual Transaction between any Buyer and any Seller, as of the effective date of the sale under such Individual Transaction, each of such Buyer and such Seller represents and warrants (solely with respect to itself) as follows:
(a)    It (i) is a limited liability company, corporation, trust or partnership duly formed, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business as a foreign entity and is in good standing under the laws of each jurisdiction where the character of its property, the nature of its business or the performance of its obligations hereunder make such qualification necessary, except to the extent that the failure to so qualify is not reasonably likely to result in a Material Adverse Effect, and (iii) has all power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and as presently proposed to be conducted and for the purposes of the transactions contemplated by this Agreement.
(b)    It has all requisite power and authority to execute, deliver and perform this Agreement and to carry out the provisions hereof. Its execution, delivery and performance of this Agreement have been duly authorized by all necessary action on its part and requires no action by or in respect of, or filing with, any Governmental Authority that has not been obtained, except to the extent that the failure to do so is not reasonably likely to result in a Material Adverse Effect.
(c)    This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the Agreement’s terms, except as the same may be limited by (i) applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors rights, (ii) general principles of equity and/or (iii) principles of good faith and fair dealing.
(d)    The execution, delivery and performance by it of this Agreement does not contravene, or constitute a default under, any Requirements of Law with respect to it or any Contractual Obligation with respect to it, except to the extent that any such contravention or default is not reasonably likely to result in a Material Adverse Effect.
(e)    It is not (i) in violation of its charter, bylaws, operating agreement or other organizational documents (ii) in violation of any Requirement of Law or (iii) in violation of any Contractual Obligation, except in any such case to the extent that any such violation is not reasonably likely to result in a Material Adverse Effect.
(f)    Such Individual Transaction is intended to constitute a valid, true sale of the MPSA Vehicles included therein and immediately upon transfer hereunder such Buyer shall have good title thereto, enforceable against creditors of, and purchasers from, such Seller, and such Seller shall not have any remaining property interest in such MPSA Vehicles sold to such Buyer.
(g)    Immediately prior to such transfer of such MPSA Vehicles hereunder, such Seller had title to such MPSA Vehicles free and clear of all Liens and rights of others, except MPSA Permitted Liens specified for the Buyer to whom such MPSA Vehicle is being sold.

(h)    Both before and after giving effect to such Purchase Order and Individual Transaction, it is solvent within the meaning of the Bankruptcy Code and is not the subject of any voluntary or involuntary case or proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy or insolvency law.
(i)    The sale of each MPSA Vehicle pursuant to this Agreement, and all other transactions in which it participates among other Transferors hereunder, shall be made in good faith and without intent to hinder, delay or defraud creditors of any Transferors.
(j)    Each of the Transferor-Specific Conditions applicable to it with respect to such Individual Transaction have been satisfied.
Section 4.02.    Waiver. With respect to any Individual Transaction with respect to which both Buyer and Seller are both OpCo Transferors, if neither such OpCo Transferor has notified the other such OpCo Transferor of a breach of any representation or warranty made by either such OpCo Transferor in connection with such Individual Transaction pursuant to Section 4.01 within five (5) Business Days of the Transfer Date with respect to such Individual Transaction, then each such OpCo Transferor shall be deemed to have waived any claim against the other such OpCo Transferor arising out of or in connection with any such representations or warranties with respect to such Individual Transaction.
Section 4.03.    Disclaimer of Warranties. EXCEPT FOR THE WARRANTIES SET FORTH IN SECTION 4.01 ABOVE, NO SELLER MAKES ANY REPRESENTATION OR WARRANTY WHATSOEVER WITH RESPECT TO ANY MPSA VEHICLES, INCLUDING, WITHOUT

LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE. BY ENTERING INTO THIS AGREEMENT, EACH BUYER ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY MADE BY ANY SELLER, OR ANY OTHER PERSON ON ANY SELLER’S BEHALF, EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT. EACH BUYER ACKNOWLEDGES THAT NO SELLER IS A MANUFACTURER OR AGENT THEREOF OR PRIMARILY ENGAGED IN THE SALE OR DISTRIBUTION OF MPSA VEHICLES. EACH BUYER ACKNOWLEDGES THAT NO SELLER MAKES ANY REPRESENTATION, WARRANTY OR COVENANT, EXPRESS OR IMPLIED IN ANY SUCH CASE, AS TO THE FITNESS, SAFENESS, DESIGN, MERCHANTABILITY, CONDITION, QUALITY, DURABILITY, SUITABILITY, CAPACITY OR WORKMANSHIP OF THE MPSA VEHICLES IN ANY RESPECT OR IN CONNECTION WITH OR FOR ANY PURPOSES OR USES OF ANY BUYER AND MAKES ANY REPRESENTATION, WARRANTY OR COVENANT, EXPRESS OR IMPLIED IN ANY SUCH CASE, THAT THE MPSA VEHICLES WILL SATISFY THE REQUIREMENTS OF ANY LAW OR ANY CONTRACT SPECIFICATION, AND AS BETWEEN EACH SELLER AND EACH BUYER, SUCH BUYER AGREES TO BEAR ALL SUCH RISKS AT ITS SOLE COST AND EXPENSE. EACH BUYER SPECIFICALLY WAIVES ALL RIGHTS TO MAKE CLAIMS AGAINST ANY SELLER AND ANY MPSA VEHICLE FOR BREACH OF ANY WARRANTY OF ANY KIND WHATSOEVER.
ARTICLE V

COVENANTS
Section 5.01.    General. Each Transferor shall at all times comply with all Requirements of Laws to the extent applicable to such Transferor’s performance of its obligations hereunder and such Transferor’s use or sale of the MPSA Vehicles, except to the extent that the failure to comply with any such Requirements of Laws is not reasonably likely to result in a Material Adverse Effect. Without limiting the generality of the foregoing, each Transferor shall (a) at its own expense, maintain all certifications, credentials, licenses and permits necessary to conduct its business relating to the purchase or use of the MPSA Vehicles, except to the extent that any failure to do so is not reasonably likely to result in a Material Adverse Effect and (b) not engage in any activity or transaction involving the MPSA Vehicles, by way of shipment, use or otherwise, that violates any Requirements of Law, except to the extent that any such violation is not reasonably likely to result in a Material Adverse Effect.
Section 5.02.    Further Assurances. Each party hereto agrees from time to time, at its expense, promptly to execute and deliver all further instruments and documents, and to take all further reasonable actions (other than re-titling MPSA Vehicles to reflect a titleholder other than the Nominee (or any other nominee titleholder with respect to any such MPSA Vehicle)) that may be reasonably necessary or desirable, or that a Buyer with respect to any MPSA Vehicle may reasonably request, to perfect, protect, or more fully evidence the sale of such MPSA Vehicle under this Agreement, or to enable a party to this Agreement or its assignee to exercise and enforce its respective rights and remedies under this Agreement.
ARTICLE VI

JOINDER
Section 6.01.    Additional Transferors. Any Affiliate of Hertz (each, a “Permitted Transferor”) shall have the right to become a “Transferor” under and pursuant to the terms of this Agreement by complying with the provisions of this Section 6.01. If a Permitted Transferor desires to become a “Transferor” under this Agreement, then each Transferor and such Permitted Transferor shall execute (if appropriate) and such Permitted Transferor shall deliver to each Transferor:
(a)    a Joinder Agreement substantially in the form attached hereto as Annex A (each, an “Affiliate Joinder”);
(b)    the certificate of incorporation or other organizational documents for such Permitted Transferor, duly certified by the Secretary of State of the jurisdiction of such Permitted Transferor’s incorporation or formation, together with a copy of the by-laws or other organizational documents of such Permitted Transferor, duly certified by a Secretary or Assistant Secretary or other Authorized Officer of such Permitted Transferor;
(c)    copies of resolutions of the Board of Directors or other authorizing action of such Permitted Transferor authorizing or ratifying the execution, delivery and performance, respectively, of those documents and matters required of it with respect to this Agreement, duly certified by the Secretary or Assistant Secretary or other Authorized Officer of such Permitted Transferor;
(d)    a certificate of the Secretary or Assistant Secretary or other Authorized Officer of such Permitted Transferor certifying the names of the individual or individuals authorized to sign the Affiliate Joinder, together with samples of the true signatures of each such individual;
(e)    a good standing certificate for such Permitted Transferor in the jurisdiction of its organization; and
(f)    an Officer’s Certificate stating that such joinder by such Permitted Transferor complies with this Section 6.01 and an opinion of counsel, which may be based on an Officer’s Certificate, stating that all conditions precedent in this Section 6.01 provided for relating to such transaction have been complied with and an opinion of counsel with respect to corporate status, authorization, execution and delivery, enforceability and no conflicts with law or organizational documents.
Upon satisfaction of the foregoing conditions and receipt by such Permitted Transferor of the applicable Affiliate Joinder executed by each Transferor, such Permitted Transferor shall for all purposes be deemed to be a “Transferor” for purposes of this Agreement and shall be entitled to the benefits and subject to the liabilities and obligations of a Transferor hereunder.
ARTICLE VII

MISCELLANEOUS
Section 7.01.    Third Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the parties hereto, the Trustee, the Collateral Agent and their respective successors and permitted assigns.
Section 7.02.    Entire Agreement. This Agreement and the other agreements specifically referenced herein (including, for the avoidance of doubt, all related joinders, exhibits, annexes, schedules, attachments and appendices, together with all Basic Purchase Order Terms) constitute the entire agreement among the parties hereto and supersede any prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they related in any way to the subject matter hereof. For the avoidance of doubt, each notification of the odometer reading with respect to each MPSA Vehicle pursuant to Section 3.01(c) shall be an integral part of this Agreement to the same extent as if it were expressly set forth herein.
Section 7.03.    Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The parties hereto acknowledge and agree that any FleetCo SPV may assign its rights under this Agreement without the consent of any other party hereto in connection with obtaining financing for MPSA Vehicles purchased hereunder. The parties hereto may not otherwise assign either this Agreement or any of their respective rights, interest, or obligations with respect to any FleetCo SPV hereunder.
Section 7.04.    Counterparts. This Agreement, and any Affiliate Joinder executed pursuant to this Agreement, along with any amendments, waivers or modifications to this Agreement and any Affiliate Joinder, may be executed in separate counterparts, including in electronic form, each of which will be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement, and any Affiliate Joinder executed pursuant to this Agreement, by facsimile transmission or electronic transmission (in “.pdf” format) shall be as effective as delivery of a manually executed counterpart of this Agreement, and any Affiliate Joinder executed pursuant to this Agreement.
Section 7.05.    Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.
Section 7.06.    Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request demand, claim, or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:
[Name of Transferor]
225 Brae Boulevard
Park Ridge, NJ 07656
Attention:    Treasury Department
Telephone No.    (201) 307-2000
Facsimile No.    (201) 307-2746
Any party hereto may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party hereto may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein as set forth.
Section 7.07.    Governing Law. THIS AGREEMENT AND ALL MATTERS ARISING OUT OF OR ANY MATTERS RELATING TO THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.
Section 7.08.    Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the same will be in writing and signed by each of the parties hereto. No waiver by any party hereto of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. For the avoidance of doubt, neither the execution of and performance under any Affiliate Joinder nor any resignation or termination of any Transferor pursuant to Section 7.13 shall constitute an amendment, modification or waiver to or of this Agreement. Notwithstanding anything in this Agreement to the contrary, this Section 7.08 shall not apply with respect to any waiver effected pursuant to Section 4.02 and/or any waiver of any condition precedent referenced in Section 3.01 by any Transferor with respect to any Individual Transaction.
Section 7.09.    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
Section 7.10.    Nonpetition Covenants. Each party hereto hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all of the debt obligations of each FleetCo SPV, it will not institute against, or join with, encourage or cooperate with any other Person in instituting against, any FleetCo SPV or any QI SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States. The provisions of this Section 7.10 shall survive the termination of this Agreement.
Section 7.11.    Submission to Jurisdiction. Each Transferor may enforce any claim arising out of this Agreement in any state or federal court having subject matter jurisdiction, including, without limitation, any state or federal court located in the State of New York. For the purpose of any action or proceeding instituted with respect to any such claim, each Transferor hereby irrevocably submits to the jurisdiction of such courts. Each Transferor further irrevocably consents to the service of process out of said courts by mailing a copy thereof, by registered mail, postage prepaid, to such Transferor and agrees that such service, to the fullest extent permitted by law, (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall be taken and held to be valid personal service upon and personal delivery to it. Nothing herein contained shall affect the right of any Transferor to serve process in any other manner permitted by law or preclude any Transferor hereto from bringing an action or proceeding in respect hereof in any other country, state or place having jurisdiction over such action. Each Transferor hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court located in the State of New York and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.
Section 7.12.    Relationship of Parties. Nothing in this Agreement creates any agency, joint venture, partnership or other form of joint enterprise, employment or fiduciary relationship between or among the Transferors. Each Transferor is an independent contractor pursuant to this Agreement.
Section 7.13.    Transferor Termination and Resignation.
(a)    With respect to any Transferor, upon any occurrence, event or condition that results in such Transferor ceasing to be an Affiliate of Hertz (such Transferor, a “Former Affiliate Transferor”), such Former Affiliate Transferor shall immediately cease to be a “Transferor” hereunder, and, upon such occurrence, event or condition, each other Transferor shall be deemed to have released, waived, remised, acquitted and discharged such Former Affiliate Transferor and such Former Affiliate Transferor’s directors, officers, employees, managers, shareholders and members of and from any and all obligations, claims, expenses, damages, costs and liabilities arising hereunder in relation to such Former Affiliate Transferor on or after such occurrence, event or condition (the time of such occurrence, event or condition, the “Former Affiliate Transferor Effective Time”); provided that, with respect to any Former Affiliate Transferor, such Former Affiliate Transferor shall not be released or otherwise relieved under this Section 7.13(a) from any obligation, claim, expense, damage, cost or liability arising hereunder prior to the Former Affiliate Transferor Effective Time with respect to such Former Affiliate Transferor.
(b)    With respect to any Transferor, upon such Transferor (the “Resigning Transferor”) delivering irrevocable written notice to each other Transferor that such Resigning Transferor desires to resign from its role as a “Transferor” hereunder (such notice, a “Transferor Resignation Notice”), such Resigning Transferor shall immediately cease to be a “Transferor” hereunder, and, upon such occurrence, event or condition, each other Transferor shall be deemed to have released, waived, remised, acquitted and discharged such Resigning Transferor and such Resigning Transferor’s directors, officers, employees, managers, shareholders and members of and from any and all claims, expenses, damages, costs and liabilities arising in relation to such Resigning Transferor on or after the delivery of such Transferor Resignation Notice to each other Transferor (the time of such delivery, the “Resigning Transferor Effective Time”); provided that, with respect to any Resigning Transferor, such Resigning Transferor shall not be released or otherwise relieved under this Section 7.13(b) from any claim, expense, damage, cost or liability arising hereunder prior to the Resigning Transferor Effective Time with respect to such Resigning Transferor.

IN WITNESS WHEREOF, the parties have duly executed this Master Purchase and Sale Agreement as of the date first above written.
THE HERTZ CORPORATION

By: /s/ R. Scott Massengill_____________
Name: R. Scott Massengill
Title: Senior Vice President and Treasurer

HERTZ GENERAL INTEREST LLC

By: /s/ R. Scott Massengill_____________
Name: R. Scott Massengill
Title: Treasurer

HERTZ VEHICLE FINANCING LLC

By: /s/ R. Scott Massengill_____________
Name: R. Scott Massengill
Title: Treasurer

SCHEDULE I
Section 1.    HVF Transferor-Specific Conditions:

(a)	With respect to HVF, as a Buyer, the “Transferor-Specific Conditions” shall be as follows with respect to any Individual Transaction:

i.
with respect to each MPSA Vehicle included in such Individual Transaction, the related Seller shall have assigned to HVF all rights of such Seller with respect to such MPSA Vehicle against the manufacturer of such MPSA Vehicle;

ii.
with respect to each MPSA Vehicle included in such Individual Transaction that was most recently acquired by such Seller or any Affiliate of such Seller from an unaffiliated third party on or after the 36th calendar day preceding the date of such sale pursuant to such Individual Transaction (such date determined assuming the satisfaction of all applicable conditions precedent to such transfer), HVF shall have paid to or at the direction of such Seller an amount equal to the cash purchase price for such MPSA Vehicle at the time of such recent acquisition, unless otherwise specified in any financing document related to such MPSA Vehicle to which HVF is a party; and

iii.
with respect to each MPSA Vehicle included in such Individual Transaction that was most recently acquired by such Seller or any Affiliate of such Seller from an unaffiliated third party prior to the 36th calendar day preceding the date of such transfer pursuant to such Individual Transaction (such date determined assuming the satisfaction of all applicable conditions precedent to such transfer), HVF shall have paid to or at the direction of such Seller an amount equal to the Market Value of such MPSA Vehicle as of the date of the Purchase Order, unless otherwise specified in any financing document related to such MPSA Vehicle to which HVF is a party.

(b)	With respect to HVF, as a Seller, the “Transferor-Specific Conditions” shall be as follows with respect to any Individual Transaction:

i.
with respect to each MPSA Vehicle included in such Individual Transaction, the related Buyer shall have paid to or at the direction of HVF an amount equal to the Market Value for such MPSA Vehicle, determined as of the date of the payment of the purchase price of such MPSA Vehicle, provided that, if any financing document to which HVF is a party requires a Buyer to pay HVF an amount greater than the Market Value of such MPSA Vehicle, then the Buyer must pay HVF such greater amount for such MPSA Vehicle.

(c)	With respect to HVF, as a Buyer, “the MPSA Permitted Liens”, specified for HVF for purposes of clause (iv) of the definition thereof mean Permitted Liens as defined in the Base Indenture.
Section 2.    HGI Transferor-Specific Conditions:

(a)	With respect to HGI, as a Buyer, the “Transferor-Specific Conditions” shall be as follows with respect to any Individual Transaction:
i.    with respect to each MPSA Vehicle included in such Individual Transaction,

A.
if the related Seller is a Transferor other than HVF, then HGI shall have paid to or at the direction of such Seller the fair market value of such MPSA Vehicle as of the related transfer date for such Individual Transaction (such date determined assuming the satisfaction of all applicable conditions precedent to such transfer); and

B.	if the related Seller is HVF, then the HVF Transferor-Specific Conditions with respect to HVF as Seller shall apply.

(b)	With respect to HGI, as a Seller, the “Transferor-Specific Conditions” shall be as follows with respect to any Individual Transaction:

i.	with respect to each MPSA Vehicle included in such Individual Transaction:

A.
if the related Buyer is any Transferor other than HVF or Hertz, then such Buyer shall have paid to or at the direction of HGI the fair market value of such MPSA Vehicle as of the related transfer date for such Individual Transaction (such date determined assuming the satisfaction of all applicable conditions precedent to such transfer);

B.	if such Buyer is HVF, then the HVF Transferor-Specific Conditions with respect to HVF as Buyer shall apply; and

C.	if such Buyer is Hertz, then:
(1) with respect to each MPSA Vehicle included in such Individual Transaction that was most recently acquired by HGI or any Affiliate of HGI from an unaffiliated third party on or after the 36th calendar day preceding the date of such sale pursuant to such Individual Transaction (such date determined assuming the satisfaction of all applicable conditions precedent to such transfer), Hertz shall have paid to or at the direction of HGI an amount equal to the gross cash payments made to such unaffiliated third party in connection with such initial purchase of such MPSA Vehicle; and
(2) with respect to each MPSA Vehicle included in such Individual Transaction that was most recently acquired by HGI or any Affiliate of HGI from an unaffiliated third party prior to the 36th calendar day preceding the date of such transfer pursuant to such Individual Transaction (such date determined assuming the satisfaction of all applicable conditions precedent to such transfer), Hertz shall have paid to or at the direction of HGI an amount

                        2

equal to the fair market value of such MPSA Vehicle as of the related transfer date for such Individual Transaction.

(c)
With respect to HGI, as a Buyer, “MPSA Permitted Liens” means those Liens specified as “MPSA Permitted Liens” in the Purchase Order with respect to each MPSA Vehicle included in each Individual Transaction.

Section 3.    Hertz Transferor-Specific Conditions:

(a)	With respect to Hertz, as a Buyer, the “Transferor-Specific Conditions” shall be as follows with respect to any Individual Transaction:

i.	with respect to each MPSA Vehicle included in such Individual Transaction,

A.
if the related Seller is any Transferor other than HVF, then Hertz shall have paid to or at the direction of such Seller the fair market value of such MPSA Vehicle as of the related transfer date for such Individual Transaction (such date determined assuming the satisfaction of all applicable conditions precedent to such transfer);

B.	if such Seller is HVF, then the HVF Transferor-Specific Conditions with respect to HVF as Seller shall apply; and

C.	if such Seller is HGI, then the HGI Transferor-Specific Conditions with respect to HGI as Seller shall apply.

(b)	With respect to Hertz, as a Seller, the “Transferor-Specific Conditions” shall be as follows with respect to any Individual Transaction:

i.	with respect to each MPSA Vehicle included in such Individual Transaction:

A.
if the related Buyer is any Transferor other than HVF, then such Buyer shall have paid to or at the direction of Hertz the fair market value of such MPSA Vehicle as of the related transfer date for such Individual Transaction (such date determined assuming the satisfaction of all applicable conditions precedent to such transfer);

B.	if such Buyer is HVF, then the HVF Transferor-Specific Conditions with respect to HVF as Buyer shall apply.

(c)
With respect to Hertz, as a Buyer, “MPSA Permitted Liens” means those Liens specified as “MPSA Permitted Liens” in the Purchase Order with respect to each MPSA Vehicle included in each Individual Transaction.

                        3

ANNEX A
FORM OF AFFILIATE JOINDER
THIS JOINDER AGREEMENT (this “Joinder”) is executed as of _______________ ____, 20__ (with respect to this Joinder and the Joining Party) the “Joinder Date”), by ______________, a ____________________________ (“Joining Party”), and delivered to Hertz Vehicle Financing LLC, a Delaware limited liability company (“HVF”), as a Transferor, Hertz General Interest LLC, a Delaware limited liability company (“HGI”), as a Transferor, [and] The Hertz Corporation, a Delaware corporation (“Hertz”), as a Transferor and each previously joined Permitted Transferor, as a Transferor, in each case pursuant to the Master Purchase and Sale Agreement, dated as of November 25, 2013 (as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “MPSA”), among HVF, HGI, Hertz, and those affiliates of Hertz from time to time becoming Transferors thereunder. Capitalized terms used herein but not defined herein shall have the meanings provided for in the MPSA.
R E C I T A L S:
WHEREAS, the Joining Party is a Permitted Transferor; and
WHEREAS, the Joining Party desires to become a “Transferor” under and pursuant to the MPSA.
NOW, THEREFORE, the Joining Party agrees as follows:
A G R E E M E N T:
1.    The Joining Party hereby represents and warrants to and in favor of each Transferor that (i) the Joining Party is an Affiliate of Hertz, (ii) all of the conditions required to be satisfied pursuant to Section 6.01 of the MPSA in respect of the Joining Party becoming a Transferor thereunder have been satisfied, and (iii) all of the representations and warranties contained in Section 4.01 of the MPSA are true and correct as applied to the Joining Party as of the date hereof.
2.    From and after the date hereof, the Joining Party hereby agrees to assume all of the obligations of a “Transferor” under the MPSA and agrees to be bound by all of the terms, covenants and conditions therein.
3.    With respect to the Joining Party and each Individual Transaction with respect to which it is a Buyer, the following conditions shall constitute “Transferor-Specific Conditions” applicable to the Joining Party:
[_]
4.    With respect to the Joining Party and each Individual Transaction with respect to which it is a Seller, the following conditions shall constitute “Transferor-Specific Conditions” applicable to the Joining Party:

[_]
5.    [The parties hereto agree that the Joining Party shall be a FleetCo SPV for all purposes under the MPSA.]
6.    By its execution and delivery of this Joinder, the Joining Party hereby becomes a Transferor for all purposes under the MPSA. By its execution and delivery of this Joinder, each Transferor acknowledges that the Joining Party is a Transferor for all purposes under the MPSA.
7.    THIS AFFILIATE JOINDER AND ALL MATTERS ARISING OUT OF OR ANY MATTERS RELATING TO THIS AFFILIATE JOINDER WILL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be duly executed as of the day and year first above written.
[Name of Joining Party]

By:

Name:

Title:

Address:

Attention:

Telephone:

Facsimile:

Accepted and Acknowledged by:

HERTZ VEHICLE FINANCING LLC

By:

Name:

Title:

HERTZ GENERAL INTEREST LLC

By:

Name:

Title:

THE HERTZ CORPORATION

By:

Name:

Title:

[each previously joined Permitted Transferor]

By:

Name:

Title:

EXHIBIT A
FORM OF TRANSFEROR RESIGNATION NOTICE
[_]
[Each Transferor under the MPSA]

Re: Master Purchase and Sale Agreement Termination and Resignation
Ladies and Gentlemen:
Reference is hereby made to the Master Purchase and Sale Agreement, dated as of November 25, 2013 (as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “MPSA”), by and among The Hertz Corporation, a Delaware corporation (“Hertz”), Hertz General Interest LLC, a Delaware limited liability company (“HGI”), Hertz Vehicle Financing LLC, a Delaware limited liability company (“HVF”) and various New Transferor Parties thereto, (each, a “New Transferor”, and together with HGI, HVF and Hertz, the “Transferors”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the MPSA.
Pursuant to Section 7.13 of the MPSA, [_] (the “Resigning Transferor”) provides each Transferor written notice that such Resigning Transferor desires to resign as “Transferor” under the MPSA.
Nothing herein shall be construed to be an amendment or waiver of any requirements of the MPSA.

[Name of Resigning Transferor]

By:_________________________________
Name:___________________________
Title:____________________________